Exhibit 99.1

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 / www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

DOLLAR GENERAL CORPORATION REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

•                  Net Sales Increased 7.3%; Same-Store Sales Increased 2.3%

•                  Diluted Earnings Per Share Increased 10% to $0.86; Adjusted Diluted EPS Increased 11% to $0.88

•                  Incremental $1 Billion Share Repurchase Authorization Announced

•                  $1.2 Billion of Capital Returned to Shareholders Year to Date Through Combination of 13.4 Million Shares Repurchased and Dividends Paid

•                  Company Updates 2015 Financial Guidance

Goodlettsville, Tenn., December 3, 2015 — Dollar General Corporation (NYSE:DG) today reported financial results for its fiscal 2015 third quarter (13 weeks) ended October 30, 2015.

(Editor’s Note: Dollar General’s fiscal 2015 third quarter ended on Friday, October 30, which excluded Halloween day. Halloween day was included in the Company’s fiscal 2014 third quarter. The Company estimates this shift was a 20 to 30 basis point negative impact on same-store sales for Halloween-related categories in the fiscal 2015 third quarter. This compares to some retail fiscal 2015 third quarters, which ended on Saturday, October 31 and included Halloween day.)

“The Dollar General team executed well in a retail environment very similar to the second quarter. Our initiatives are showing success relative to our long-term goals as we continued to deliver profitable sales growth coupled with disciplined cost management.  We achieved 7.3 percent sales growth, 2.3 percent same-store sales growth and adjusted diluted earnings per share growth of 11 percent,” said Todd Vasos, Dollar General’s chief executive officer.

“As we plan for 2016, we are adopting a zero-based budgeting process to reinforce our commitment as a low cost operator to better serve our consumers with the everyday low prices they know and trust at Dollar General.  Looking forward, we have continued confidence that we are well-positioned for sustainable growth and creation of shareholder value.  As evidenced by today’s announcement of the increased share repurchase authorization, we remain committed to our balanced approach to capital allocation for our shareholders.”

Third Quarter Highlights

The Company reported net income of $253 million, or $0.86 earnings per diluted share (“EPS”), in the 2015 third quarter, an increase of 7.2% compared to net income of $236 million, or $0.78 per diluted share, in the 2014 third quarter. Adjusted net income increased approximately 7.6 percent to $257 million in the 2015 third quarter compared to $239 million in the 2014 third quarter, and adjusted earnings per diluted share increased approximately 11 percent to $0.88 in the 2015 third quarter compared to $0.79 in the 2014 third quarter. See “Non-GAAP Disclosure” below.

Net sales increased 7.3 percent to $5.07 billion in the 2015 third quarter compared to $4.72 billion in the 2014 third quarter.  Same-store sales increased 2.3 percent compared to the 2014 third quarter, with increases in both customer traffic and average transaction value. The remainder of the sales increase was attributable to sales from new stores, partially offset by sales from closed stores. All merchandise categories delivered positive same-store sales growth. Sales of consumables increased at a higher rate than sales of non-consumables in the 2015 third quarter, with the more significant growth driven by candy and snacks, tobacco products and perishables.  The most significant growth within the non-consumables category was due to sundries, housewares, and hardware, with ladies clothing exhibiting strong growth as well.

Gross profit, as a percentage of net sales, was 30.3 percent in the 2015 third quarter, an increase of 19 basis points from the 2014 third quarter. The gross profit rate increase was primarily attributable to an improved inventory shrink rate and lower transportation costs, partially offset by the Company’s sales mix.

Selling, general and administrative expense (“SG&A”), as a percentage of net sales, was 22.0 percent in the 2015 third quarter compared to 21.8 percent in the 2014 third quarter, an increase of 18 basis points. The SG&A increase was primarily attributable to a restructuring charge of $6.1 million, or 12 basis points, in the 2015 period related to restructuring of certain corporate support functions. The 2015 third quarter also reflects increases in store incentive compensation expenses, repairs and maintenance, occupancy costs and advertising expenses.  Partially offsetting these items were lower utilities costs and a reduction in employee benefits costs.  The 2014 third quarter SG&A reflects expenses of $8.2 million, or 17 basis points, related to an acquisition that was not completed, partially offset by unrelated insurance proceeds of $3.4 million or 7 basis points.

The effective income tax rate was 37.0 percent for the 2015 third quarter compared to a rate of 36.5 percent for the 2014 third quarter.

39-Week Period Results

For the 39-week period ended October 30, 2015, net sales increased 8.0 percent over the comparable 2014 period, to $15.08 billion. Same-store sales increased 2.9 percent compared to the corresponding 2014 period. Increases in customer traffic and average transaction amount contributed to the increase in same-store sales. The remainder of the sales increase was attributable to sales from new stores, partially offset by sales from closed stores.

Gross profit increased by 9.1 percent and, as a percentage of net sales, increased by 33 basis points to 30.7 percent in the 2015 39-week period compared to the comparable 2014 period. The majority of the gross profit rate increase in the 2015 period as compared to the 2014 period was due to lower transportation costs and an improved inventory shrink rate.

SG&A was 21.9 percent of net sales in the 2015 period compared to 21.7 percent in the 2014 period, an increase of 13 basis points. The 2015 period included increased severance costs, the majority of which were related to the restructuring discussed above, as well as increases in incentive compensation expenses and repairs and maintenance. Partially offsetting these items was a higher volume of cash back transactions resulting in increased convenience fees collected from customers.  The 2014 results reflect expenses of $8.2 million related to an acquisition that was not completed.

The effective income tax rate for the 2015 period was 37.6 percent compared to a rate of 37.5 percent for the 2014 period.

For the 2015 39-week period, the Company reported net income of $789 million, or $2.65 per diluted share, compared to net income of $710 million, or $2.32 per diluted share, for the 2014 39-week period. Excluding the impact of certain items as described in the accompanying reconciliation, adjusted net income for the 2015 39-week period was $793 million, or $2.67 per diluted share, and adjusted net income for the 2014 39-week period was $713 million, or $2.33 per diluted share.

Merchandise Inventories

As of October 30, 2015, total merchandise inventories, at cost, were $3.10 billion compared to $2.79 billion as of October 31, 2014, an increase of 5.1 percent on a per-store basis. Key factors impacting the increase in per store inventory were the Company’s on-shelf availability initiative and timing of receipts, coupled with sales performance.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended October 30, 2015 were $387 million, including: $142 million for improvements, upgrades, remodels and relocations of existing stores; $94 million for distribution and transportation-related capital expenditures; $79 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $41 million for stores built by the Company and $26 million for information systems upgrades and technology-related projects. During the 2015 39-week period, the Company opened 634 new stores and remodeled or relocated 857 stores.

Share Repurchases

During the 2015 third quarter, the Company repurchased 3.8 million shares of its common stock at a total cost of $275 million, at an average price of $73.01 per share. For the 2015 39-week period, the Company repurchased 13.4 million shares of its common stock under the share repurchase program at a total cost of $1.0 billion, at an average price of $75.18 per share. Since the inception of the share repurchase program in December 2011, the Company has repurchased 57.9 million shares totaling $3.3 billion, at an average price of $56.77 per share.

On December 2, 2015, the Company’s Board of Directors authorized an additional $1.0 billion for share repurchases, increasing the total authorization for future repurchases to $1.2 billion.  The authorization has no expiration date.

Fiscal 2015 Financial Outlook

The Company’s revised outlook for the 2015 fiscal year anticipates net sales to increase by approximately eight percent over the 2014 fiscal year, with same-store sales expected to increase 2.5 to 2.8 percent.  It is still very early in the Company’s fiscal quarter with a core customer that tends to shop closer to events.

On both an unadjusted and adjusted basis, operating profit is expected to increase approximately eight percent over 2014 adjusted operating profit.  For the fiscal year, diluted EPS is expected to be approximately $3.87 to $3.92, and adjusted diluted EPS is expected to be $3.88 to $3.93, as compared to prior diluted EPS guidance of $3.85 to $3.95.  Fiscal 2015 fourth quarter diluted EPS is expected to be in the range of $1.23 to $1.28. The Company’s EPS guidance anticipates an income tax benefit of approximately $0.05 per share in the 2015 fourth quarter from the reinstatement of various federal job credit programs (primarily the Work Opportunity Tax Credit) for eligible employees hired after December 31, 2014, which have currently expired. There can be no assurance such credit programs will be reinstated.

The Company continues to expect capital expenditures to be in the range of $500 million to $550 million. In 2015, the Company plans to open approximately 730 new stores, or 6 percent square footage growth, and to relocate or remodel 875 stores.  The Company is on track with its pipeline development to accelerate new store openings to seven percent square footage growth in 2016 and expects its new Texas distribution center to be fully operational in the first quarter of 2016.

Conference Call Information

The Company will hold a conference call on Thursday, December 3, 2015, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference passcode is 47946815. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, December 17, 2015, and will be accessible online or by calling (855) 859-2056. The passcode for the replay is 47946815.

Non-GAAP Disclosure

Certain financial information relating to the fiscal 2015 and 2014 periods provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted operating profit, adjusted net income and adjusted diluted earnings per share.  Adjusted operating profit is defined as operating profit excluding the specifically identified expenses below.  Adjusted net income is defined as net income excluding the specifically identified expenses below and related tax effects, and adjusted EPS reflects adjusted net income divided by the weighted average number of diluted shares outstanding. In addition to historical results, guidance for fiscal 2015 adjusted diluted EPS is based on comparable adjustments and does not include any expenses related to the Company’s restructuring discussed above.

The Company believes that providing comparisons to operating profit, net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Adjustments to operating profit in the 2015 third quarter and 39-week period include expenses of $6.1 million incurred in connection with the Company’s restructuring. In addition to the operating profit adjustments, adjustments to net income and EPS in the 2015 third quarter and 39-week period include expenses of $0.3 million of debt refinancing costs and the combined related income tax effect of $2.5 million.  Adjustments to operating profit in the 2014 third quarter and 39-week period include expenses of $8.2 million incurred in connection with an acquisition that was not completed. In addition to the operating profit adjustments, adjustments to net income and EPS in the 2014 13-week and 39-week period include the related income tax effect of $0.8 million.  In addition, a reversal of income tax reserves of $4.7 million in the 2014 13-week and 39-week periods have been excluded from adjusted net income.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to operating profit, net income, EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2015 Financial Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and statements regarding expected tax benefits. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,”  “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “prospect,” “positioned,” “accelerate,” “intend,” “committed,” “continue,” “looking forward,” “over time,” “will likely result,” or “will negatively impact” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results.  These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable.  However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor.  All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•                  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;

•                  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;

•                  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;

•                  levels of inventory shrinkage;

•                  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;

•                  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;

•                  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;

•                  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;

•                  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;

•                  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, healthcare, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or our failure to sustain our reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;

•                  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;

•                  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;

•                  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;

•                  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;

•                  failure to successfully manage inventory balances;

•                  seasonality of the Company’s business;

•                  incurrence of material uninsured losses, excessive insurance costs or accident costs;

•                  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;

•                  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;

•                  the Company’s debt levels and restrictions in its debt agreements;

•                  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance;

•                  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and

•                  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects.  Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operates 12,396 stores in 43 states as of October 30, 2015. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Investor Contacts:
Mary Winn Pilkington	(615) 855-5536
Matt Hancock	(615) 855-4811

Media Contacts:
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	October 30	October 31	January 30
	2015	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$182,514	$216,155	$579,823
Merchandise inventories	3,101,908	2,788,996	2,782,521
Income taxes receivable	11,877	—	—
Prepaid expenses and other current assets	192,476	173,981	170,265
Total current assets	3,488,775	3,179,132	3,532,609
Net property and equipment	2,237,068	2,120,572	2,116,075
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,201,110	1,202,651	1,201,870
Other assets, net	22,751	20,004	19,499
Total assets	$11,288,293	$10,860,948	$11,208,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$1,358	$101,041	$101,158
Accounts payable	1,470,107	1,394,873	1,388,154
Accrued expenses and other	473,528	442,859	413,760
Income taxes payable	30,462	33,215	59,400
Deferred income taxes	16,128	38,858	25,268
Total current liabilities	1,991,583	2,010,846	1,987,740
Long-term obligations	3,105,332	2,649,598	2,623,965
Deferred income taxes	568,238	569,055	601,590
Other liabilities	279,547	287,812	285,309
Total liabilities	5,944,700	5,517,311	5,498,604

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	254,697	265,495	265,514
Additional paid-in capital	3,095,790	3,038,621	3,048,806
Retained earnings	1,999,119	2,047,674	2,403,045
Accumulated other comprehensive loss	(6,013)	(8,153)	(7,327)
Total shareholders’ equity	5,343,593	5,343,637	5,710,038
Total liabilities and shareholders’ equity	$11,288,293	$10,860,948	$11,208,642

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 30	% of Net	October 31	% of Net
	2015	Sales	2014	Sales
Net sales	$5,067,048	100.00%	$4,724,409	100.00%
Cost of goods sold	3,530,086	69.67	3,300,661	69.86
Gross profit	1,536,962	30.33	1,423,748	30.14
Selling, general and administrative expenses	1,113,103	21.97	1,029,605	21.79
Operating profit	423,859	8.37	394,143	8.34
Interest expense	21,394	0.42	21,835	0.46
Other (income) expense	326	0.01	—	0.00
Income before income taxes	402,139	7.94	372,308	7.88
Income tax expense	148,818	2.94	135,992	2.88
Net income	$253,321	5.00%	$236,316	5.00%

Earnings per share:
Basic	$0.87		$0.78
Diluted	$0.86		$0.78
Weighted average shares outstanding:
Basic	292,037		303,080
Diluted	292,904		304,108

	For the 39 Weeks Ended
	October 30	% of Net	October 31	% of Net
	2015	Sales	2014	Sales
Net sales	$15,081,624	100.00%	$13,970,529	100.00%
Cost of goods sold	10,457,802	69.34	9,733,461	69.67
Gross profit	4,623,822	30.66	4,237,068	30.33
Selling, general and administrative expenses	3,295,957	21.85	3,034,691	21.72
Operating profit	1,327,865	8.80	1,202,377	8.61
Interest expense	63,669	0.42	66,700	0.48
Other (income) expense	326	0.00	—	0.00
Income before income taxes	1,263,870	8.38	1,135,677	8.13
Income tax expense	474,965	3.15	425,703	3.05
Net income	$788,905	5.23%	$709,974	5.08%

Earnings per share:
Basic	$2.66		$2.33
Diluted	$2.65		$2.32
Weighted average shares outstanding:
Basic	296,307		305,142
Diluted	297,174		306,097

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 39 Weeks Ended
	October 30	October 31
	2015	2014
Cash flows from operating activities:
Net income	$788,905	$709,974
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	263,287	255,759
Deferred income taxes	(59,026)	(35,944)
Tax benefit of share-based awards	(28,569)	(11,659)
Loss on debt retirement, net	326	—
Noncash share-based compensation	28,890	27,698
Other noncash (gains) and losses	7,130	7,574
Change in operating assets and liabilities:
Merchandise inventories	(317,273)	(239,302)
Prepaid expenses and other current assets	(24,242)	(29,479)
Accounts payable	75,880	100,510
Accrued expenses and other liabilities	58,701	71,035
Income taxes	(12,246)	(14,274)
Other	(1,220)	(1,345)
Net cash provided by (used in) operating activities	780,543	840,547

Cash flows from investing activities:
Purchases of property and equipment	(386,886)	(288,537)
Proceeds from sales of property and equipment	813	1,588
Net cash provided by (used in) investing activities	(386,073)	(286,949)

Cash flows from financing activities:
Issuance of long-term obligations	499,220	—
Repayments of long-term obligations	(502,120)	(51,914)
Borrowings under revolving credit facilities	1,302,100	1,023,000
Repayments of borrowings under revolving credit facilities	(914,100)	(1,023,000)
Debt issuance costs	(7,011)	—
Repurchases of common stock	(1,009,411)	(800,095)
Payments of cash dividends	(195,169)	—
Other equity and related transactions	6,143	(2,659)
Tax benefit of share-based awards	28,569	11,659
Net cash provided by (used in) financing activities	(791,779)	(843,009)

Net increase (decrease) in cash and cash equivalents	(397,309)	(289,411)
Cash and cash equivalents, beginning of period	579,823	505,566
Cash and cash equivalents, end of period	$182,514	$216,155

Supplemental cash flow information:
Cash paid for:
Interest	$63,125	$66,250
Income taxes	$548,445	$486,961
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$37,659	$34,961

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)
	For the Quarter (13 Weeks) Ended
	October 30	October 31
	2015	2014	% Change
Consumables	$3,921,663	$3,645,021	7.6%
Seasonal	555,862	524,623	6.0%
Home products	317,963	298,878	6.4%
Apparel	271,560	255,887	6.1%
Net sales	$5,067,048	$4,724,409	7.3%

	For the 39 Weeks Ended
	October 30	October 31
	2015	2014	% Change
Consumables	$11,543,276	$10,666,675	8.2%
Seasonal	1,784,680	1,659,651	7.5%
Home products	925,292	867,903	6.6%
Apparel	828,376	776,300	6.7%
Net sales	$15,081,624	$13,970,529	8.0%

Store Activity
	For the 39 Weeks Ended
	October 30	October 31
	2015	2014

Beginning store count	11,789	11,132
New store openings	634	617
Store closings	(27)	(34)
Net new stores	607	583
Ending store count	12,396	11,715
Total selling square footage (000’s)	91,818	86,608
Growth rate (square footage)	6.0%	6.4%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Profit, Adjusted Net Income, and

Adjusted Diluted Earnings Per Share

(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	October 30	October 31
	2015	2014

Operating profit	$423.9	$394.1
Attempted acquisition-related expenses	—	8.2
Restructuring expenses	6.1	—
Adjusted operating profit	$430.0	$402.3

Net income	$253.3	$236.3
Attempted acquisition-related expenses	—	8.2
Restructuring expenses	6.1	—
Debt refinancing costs	0.3	—
Income tax effect of adjustments	(2.5)	(0.8)
Reversal of tax reserves created in 2009	—	(4.7)
Net adjustments	3.9	2.7
Adjusted net income	$257.2	$239.0

Diluted earnings per share:
As reported	$0.86	$0.78
Adjusted	$0.88	$0.79

Weighted average diluted shares outstanding:	292.9	304.1

	For the 39 Weeks Ended
	October 30	October 31
	2015	2014

Operating profit	$1,327.9	$1,202.4
Attempted acquisition-related expenses	—	8.2
Restructuring expenses	6.1	—
Adjusted operating profit	$1,334.0	$1,210.6

Net income	$788.9	$710.0
Attempted acquisition-related expenses	—	8.2
Restructuring expenses	6.1	—
Debt refinancing costs	0.3	—
Income tax effect of adjustments	(2.5)	(0.8)
Reversal of tax reserves created in 2009	—	(4.7)
Net adjustments	3.9	2.7
Adjusted net income	$792.8	$712.7

Diluted earnings per share:
As reported	$2.65	$2.32
Adjusted	$2.67	$2.33

Weighted average diluted shares outstanding:	297.2	306.1